Exhibit 10.6

THIS LICENSE AGREEMENT is made effective on the effective date set forth in the attached Schedule B

BETWEEN:

WESTERN PROFESSIONAL HOCKEY LEAGUE, INC. dba / CENTRAL HOCKEY LEAGUE, a corporation incorporated under the laws of the State of Texas, United States of America, and having its head office at 4909 East McDowell Road, Suite 104, Phoenix, Arizona 85008-4293

(hereinafter called “WPHLI”)

AND:

(YOUR NAME HERE), a corporation incorporated under the laws of the State of (            ), United States of America, and having its principle office at (YOUR ADDRESS HERE).

(hereinafter called the “Owner”)

WHEREAS:

A.	WPHLI has developed and established a system relating to the establishment, operation and expansion of a professional ice hockey league under the name “Western Professional Hockey League” or “WPHL” (the “League”), which system includes but is not limited to procedures for organization and management of licensed teams (including systems for supervision of management and player personnel), conduct of advertising and other marketing programs to promote and develop interest in ice hockey and training and ongoing administrative support to licensees, all directed towards the operation of a professional hockey league in the South-western United States (collectively, the “WPHL System”).

B.	Among the distinguishing characteristics of the WPHL System are the trademarks shown in Schedule A and related logos and designs (collectively the “Marks”). WPHLI has the exclusive right to license the Marks in the United States by virtue of an agreement with its parent corporation, WPHL Holdings Inc., which is the holder of the registration of the Marks in the United States.

C.	The Owner wishes to acquire a license to use the WPHL System and thereby to establish and operate a WPHL team based at or near the city specified in Schedule B (the “Home City”). The Owner is aware that there are significant business risks associated with establishing a new WPHL team and that success of the Owner’s new team will depend significantly on the Owner’s own abilities and commitment of personal time and energy to its establishment and success, as well as the abilities and commitment of other new team owners (licensees).

D.	The Owner recognizes the importance to WPHLI, to other licensees operating or intending to operate under the WPHL System, and to the public, of maintaining the distinctive standards, qualities and attributes of products and services identified by the WPHL System. The Owner is willing to maintain such standards, qualities and attributes and to adhere to uniform standards, procedures and policies set by WPHLI exclusively.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained, the parties covenant and agree as follows:

1.	GRANT OF FRANCHISE, TERM AND AREA.

1.1	Grant. Upon the terms and conditions set forth in this agreement, WPHLI grants to the Owner, and the Owner accepts from WPHLI, the right and license, for the Term (as defined in section 1.5) and any renewal thereof:

(a)	To establish and operate a WPHL Team (the “Owner’s Team”) using the team name set out at Schedule B hereto (the “Team Name”), having its base of operations at or near the Home City and having as its principal operating location the ice arena described in Schedule B (the “Home Arena”);

(b)	To use, in connection with operation and promotion of the Owner’s Team the following:

(i)	The Marks (which may be changed from time to time by WPHLI under section 9.3), in accordance with written policies exclusively made by WPHLI from time to time, including those policies to be found in its Constitution and Bylaws (defined in subsection 1.1(c));

(ii)	The other portions of the WPHL System which relate to establishment and operation of WPHL teams, including drafting of hockey players, use of standard player contracts, trading of hockey players, Home Arena site selection, advice in connection with renovation and layout of the Home Arena, ticketing, advertising and promotional techniques, player and non-player personnel and other matters relating to efficient and successful operation of WPHL teams and maintenance of high standards within the League; and

(c)	To use and abide by the copyrighted series of governing documents, including a Constitution, Bylaws, rules, regulations and operations manuals, all as developed and owned by WPHLI, as revised by WPHLI from time to time in its sole discretion (collectively the “Constitution and Bylaws”). WPHLI shall have sole authority to make additions, deletions, replacements and other revisions to the Constitution and Bylaws from time to time. WPHLI will provide copies of such revisions to the Owner as and when they are made. The provisions of the Constitution and Bylaws as revised from time to time by WPHLI constitute provisions of this agreement to be observed and performed by the Owner as though incorporated specifically in this agreement. The Owner agrees not to copy or permit to be copied at any time, any portion of the Constitution and Bylaws, without the prior written approval of WPHLI.

1.2	Exclusivity. The grant, franchise and license herein contained is non-exclusive and gives the Owner the right to establish a single WPHL team based at or near the Home City and at the Home Arena only and shall not extend to any other place or territory except as provided in section 4.3. So long as this agreement is in effect and the Owner is not in default hereunder, the League will not license any third party to operate a WPHL team within the Protected Territory specified in section 13.8.

1.3	Effective Date. Subject to section 3.1, this agreement shall commence on the effective date shown in Schedule B (the “Effective Date”).

1.4	Season Opening Day. The parties intend that the Owner’s Team will commence League play on or about the Season Opening Day specified in Schedule B. Prior to the Season Opening Day, the Owner will obtain and will thereafter maintain all licenses, permits and inspection approvals required by applicable laws to operate the Owner’s Team at the Home Arena and to host the number of League games at the Home Arena in accordance with the WPHL game schedules developed by WPHLI, including without limitation, a business license, labour and health, fire and safety inspection approvals and a liquor license acceptable to WPHLI.

1.5	Term. The term of this agreement shall commence on the Effective Date and, unless sooner terminated as herein provided, shall continue to the Season Opening Date and for a period of 10 years thereafter, expiring on the Term Expiry Date shown in Schedule B (the period from the Effective Date to the Term Expiry Date is herein called the “Term”), subject to potential renewal pursuant to article 16.

2.	INITIAL FEE.

In consideration of WPHLI entering into this agreement, the Owner shall pay to WPHLI the initial fee shown in Schedule B (the “Initial Fee”). The Initial Fee shall be paid in one installment, as provided in Schedule B.

3.	CONDITION PRECEDENT

3.1	Minimum Ticket Sales. This agreement is conditional upon the Owner, on or before August 1, 2003, having sold for cash the numbers and types of season tickets specified in Schedule B (the “First Condition Precedent”), unless the First Condition Precedent is waived in writing or extended in writing by WPHLI, in its sole discretion. If the First Condition Precedent is not satisfied by the Owner or waived or extended in writing by WPHLI by August 1, 2003, then this agreement will be terminated on August 2, 2003 and the Initial Fee will be forfeited to WPHLI as liquidated damages. The Owner acknowledges that forfeiture of the Initial Fee is a genuine pre-estimate of liquidated damages by the parties hereto and is not a penalty.

4.	HOME ARENA.

4.1	License of Home Arena by Owner. The Owner will enter into a license or sub-license of the Home Arena (the “Arena License”) commencing on or before the Season Opening Day. The Arena License shall only be entered into by the Owner upon the following conditions being satisfied:

(a)	WPHLI approving in writing the form of the Arena License (and any preceding offer to license or similar document) prior to the Owner executing any such document. WPHLI will not unreasonably withhold its approval. The Owner shall deliver to WPHLI a complete executed copy of the Arena License immediately following its execution.

(b)	The Arena License shall have a term and renewal term not less than the Term and Renewal Term unless otherwise approved in writing by WPHLI in its sole discretion.

(c)	Concurrently with executing the Arena License, the Arena owner or licensor, the Owner (as licensee) and WPHLI (as conditional licensee) shall execute a conditional assignment of the Arena License substantially in the form attached as Schedule C. The Owner shall be responsible for obtaining execution of such document by the Home Arena owner or licensor.

(d)	The Owner shall pay all legal fees and expenses incurred by WPHLI (and by the Owner) in connection with the review, negotiation, execution and registration of the Arena License, if an independent legal review is deemed necessary by the WPHLI.

4.2	Assignment or Sublicense of Arena License. Except as required by subsection 4.1(c), the Owner shall not assign or sublet its interest in the Arena License during the Term or exercised Renewal Term without obtaining the prior written consent of WPHLI, such consent not to be withheld unreasonably.

4.3	Change of Home Arena. If the right of the Owner to use the Home Arena is terminated prior to termination of this agreement for a reason other than a default of this agreement or the Arena License by the Owner or anyone within the direction or control of the Owner, then the Owner shall have the right to relocate to another ice arena within the Protected Territory, subject to satisfying all requirements set out in section 4.1 hereof with respect to the substitute ice arena, including obtaining the prior written consent of WPHLI (which shall not be withheld unreasonably), whereupon the Owner shall, at the Owner’s own expense, establish and operate the Owner’s Team in the substitute ice arena, which shall thereafter be deemed to be the Home Arena hereunder. WPHLI shall not be liable to the Owner for any expense or loss of revenue directly or indirectly incurred by the Owner as a result of termination of the original Arena License.

5.	CONTINUING ASSESSMENT FEES.

5.1	Assessment Fee. The Owner shall pay to WPHLI a continuing fee equal to the greater of $6,250 per calendar month or 5% of Revenue, as the term “Revenue” is defined in section 5.4 (the “Assessment Fee”).

5.2	Calculation and Payments. Owner will pay the Assessment Fee for each Period described in subsection 6.3(a) within 10 days of the end of such Period. You will sign and deliver to us appropriate electronic funds transfer pre-authorized draft forms for the franchisee’s team checking account before your team commences doing business. By signing these forms, you authorize us to withdraw money from the account on a timely basis to collect the appropriate assessment fee, advertising fees, and other amounts you owe the WPHLI under the Franchise Agreement. Each payment of the Assessment Fee shall be accompanied by the information and documentation required by subsections 6.3 (a) and 6.3 (b).

5.3	Adjustment of Assessment Fees. Within 60 days of the end of each fiscal year of WPHLI, the WPHLI will prepare and provide to the Owner a written calculation of Assessment Fees payable for such year, based on Period Reports provided by the Licensee, together with a written statement of total Assessment Fees paid by the Owner during such year. If the total amount of Assessment Fees paid by the Owner during such year (the “Total Paid”) is greater than $75,000 and exceeds 5% of the Owner’s Revenue for that fiscal year (the “5% Calculation”), then WPHLI will credit the difference between the Total Paid and the greater of $75,000 and the 5% Calculation, without interest on future obligations payable to the WPHLI, by the Owner.

5.4	Definition of Revenue. The term “Revenue” as used in section 5.1 and elsewhere in this agreement means all items of revenue directly or indirectly derived by the Owner (which for the purposes of this section shall include any subsidiary or affiliate of the Owner or any other entity in which the owner has any legal or beneficial interest) from operation of the Owner’s Team and use of the Home Arena, including but not limited to revenue from all ticket sales for games (including exhibition, regular season and playoff games, whether against other WPHL teams or otherwise), television, radio and other broadcast revenue, revenue from all forms of advertising, revenue from sales of foods, beverages, other goods and services at or from the Home Arena (including sales of liquor, beer, wine and tobacco), whether in the form of cash, charge or otherwise (and, in the case of any non-cash consideration received by the Owner, Revenue shall mean the fair market value of such consideration), deducting therefrom only sales and any other taxes which the Owner separately states, collects from customers, pays to any federal, state, county, municipal or other local taxing authority and is not entitled to recover, and any discounts which WPHLI may in its sole discretion permit from time to time.

For greater certainty, but without limiting the generality of the foregoing paragraph, Revenue shall include the cash proceeds of any business interruption insurance payable to the Owner with respect to operation of the Owner’s Team or use of the Home Arena.

6.	RECORDS AND REPORTING.

6.1	Sales Records. During the Term and any exercised Renewal Term, the Owner shall keep true and accurate records and books of account in relation to the business of the operation of the Owner’s Team and all of its operations and interests at, in or from the Home Arena, including daily records of Revenue, in such form and detail as WPHLI requires. The Owner shall record all sales and receipts of Revenue on equipment approved in advance in writing by WPHLI in its sole discretion and on computer programs designated or approved in advance in writing by WPHLI in its sole discretion from time to time.

6.2	Preservation of Records. The Owner shall keep and preserve for a period of at least 36 months after the end of each of its fiscal years all books and records (including point of sale records, computer generated records and evidence of all sources and amounts of Revenue) of the Owner related to such years.

6.3	Period and Annual Reporting. The Owner shall report to WPHLI as follows:

(a)	The regular reporting period shall be one month or such other period as WPHLI may specify in writing from time to time (in any case, the “Period”). Within 7 days of the end of each Period, the Owner shall submit to WPHLI a correct and complete statement of all Revenue for such Period in the reporting form required in writing by WPHLI from time to time (the “Period Report”). The Period Report shall contain all information required thereby and shall be certified as correct by the Owner. Upon request by WPHLI, the Owner will supply complete and accurate copies of some or all of its sales records related to the Period. With each Period Report, the Owner shall pay to WPHLI the Assessment Fee or portion thereof applicable to such Period;

(b)	Within 25 days of the end of each Period, the Owner will submit to WPHLI a copy of its operating statements for such Periods:

(c)	Within 90 days after each fiscal year end of the Owner, the Owner shall submit to WPHLI the following information concerning such fiscal year, certified as correct by the Owner and, on a review engagement basis, by a certified public accountant retained by the Owner:

(i)	Statement of total Revenue for such year as finally adjusted and reconciled after the close and review of the Owner’s books and records for the year. If such statement discloses any underpayment of Assessment Fees for such year, then the Owner shall pay to WPHLI, at the time of submitting such statement, the amount of such underpayment. Any overpayment disclosed by such statement shall be credited, without interest, to the Owner’s Assessment Fees account by WPHLI;

(ii)	Complete financial statements, including balance sheet, income statement and statement of source and application of funds, prepared in accordance with generally accepted accounting principles applied on a basis which is consistent with prior fiscal years; and

(iii)	Such other reports and financial information (including personal financial information concerning any guarantors of the Owner) as WPHLI may from time to time reasonably require.

6.4	Inspection and Audit Rights. WPHLI and any of its representatives or designates shall be entitled, during business hours and without undue disturbance, to enter without prior notice the registered and business offices of the Owner to inspect and take copies of point of sale records, computer generated records, books of account, bank statements, documents, records, tax returns, papers and files of the Owner relating in any way and to any degree to this agreement. WPHLI may cause its auditor to conduct an audit of the Owner’s Team for any fiscal year of the Owner or any calendar year or Period and if the Revenue as shown by the Owner’s statements submitted to WPHLI should be found to be understated by more than 3% (an “Audit Deficiency”), then the Owner shall immediately pay to WPHLI the costs of such audit (including reasonable accountants’ fees and attorneys’ fees), as well as the additional amount of Assessment Fees payable as shown by such audit with interest on such costs and additional Assessment Fees as provided in section 19.2; otherwise, the cost of such audit shall be paid by WPHLI. If the Owner at any time causes an audit of the Owner’s Team to be made, then the Owner shall furnish WPHLI with a complete copy of the resulting audited financial statements, without any cost to

WPHLI. The Owner will allow WPHLI access at all reasonable times to all federal and state income, sales and other tax returns made by the Owner at any time and the opportunity to take copies thereof, and the Owner hereby waives any privilege pertaining thereto.

7.	ADVERTISING.

7.1	Advertising Fee. The Owner will pay to WPHLI on or before the 10th day after the end of each Period, a fee equal to 3% of the Revenue (the “Advertising Fee”) for the preceding Period, which funds shall be pooled with similar contributions from other licensees of WPHLI (which pooled funds are collectively referred to hereafter as the “Advertising Fund”) and applied towards the promotion of the League. The ongoing Advertising Fee is in addition to the ongoing Assessment Fee described in section 5.1. Although WPHLI shall at all times be entitled to receive a full 3% of Revenue hereunder, it may from time to time in writing reduce the Advertising Fee to a percentage less than 3% for a limited period of time. The Advertising Fund shall be controlled by WPHLI, who may utilize the Advertising Fund to pay for direct and indirect costs of designing, placing and administering advertising in various media (such as newspaper, radio and television) and for special promotions, commissions, wages and benefits (including those which are reasonably related to the League’s own employees) and other expenses which WPHLI considers to be appropriate. In addition to payment of the Advertising Fee to WPHLI, the Owner will spend at least a further 1% of its monthly Revenue on local advertising in accordance with relevant policies made by WPHLI from time to time.

7.2	Application of Advertising Fees. WPHLI will use commercially reasonable efforts to ensure that a minimum of 70% of Advertising Fees paid to it by the Owner in each fiscal year of WPHLI are applied in promotions within the Home City (or surrounding areas) or otherwise to promote the Owner’s Team. In this regard, WPHLI shall have the same discretions on utilization of fees that it has under section 7.1.

7.3	Owner’s Advertising. Prior to placing any advertising, the Owner will submit all advertising media (including without limitation signage intended for the interior or exterior of the Home Arena) which the Owner proposes to use to WPHLI for its written approval, which approval shall not be withheld unreasonably. (The Owner shall be permitted to use the Marks in such advertising, subject to obtaining such prior approval.) Advertising which is placed by the Owner must employ only materials and programs provided or approved in writing by WPHLI and WPHLI shall not be required to pay for any advertising done directly by the Owner.

8.	OWNER’S TEAM MANAGEMENT

8.1	Management Personnel. It is a condition of WPHLI executing this agreement that the person or persons specified in Schedule B shall participate on a full-time basis in management and operation of the Owner’s Team and that the first person named therein shall be the full-time chief executive officer of the Owner’s Team. The Owner shall not hire any person to act as manager, assistant manager or in any other managerial capacity in the operation of the Owner’s Team without the prior written approval of WPHLI. WPHLI may prescribe, as a condition of such approval, that any such managerial employee satisfactorily complete the basic training requirements set out herein. WPHLI reserves the right to charge the Owner its then current standard training fee for any managerial prospect other than the person or persons specified in Schedule B. No change in any management personnel of the Owner’s Team shall be made by the Owner without the prior written approval of WPHLI, such approval not to be withheld unreasonably. In the event of the resignation, termination, death or incapacity of any of the management personnel of the Owner’s Team, the Owner shall have a period of 30 days after such death or incapacity in which to complete arrangements for replacement of such management personnel by a person approved in writing by WPHLI, such approval not to be withheld unreasonably.

9.	LICENCE GRANTED TO OWNER.

9.1	Nature of Grant. This agreement provides only a licence to use the WPHL System and Marks in connection with operation of the Owner’s Team. Nothing in this agreement shall give the Owner any other right, title or interest in or to any part of Marks or the WPHL System.

9.2	Act in Derogation of WPHLI’s Rights. The Owner acknowledges and agrees that all goodwill and ownership rights arising out of use of the Marks by the Owner and the WPHL System shall accrue solely to WPHLI, and that at no time will the Owner assert any claim to any goodwill attaching to the Marks or the WPHL System, dispute or impugn the validity of any of the Marks or the rights of WPHLI thereto, or do or assist others to do or permit any act or thing to be done in derogation of the foregoing. The Owner acknowledges that by reason of the unique nature of the WPHL System and by reason of the Owner’s knowledge of and association with the WPHL System during the Term and any exercised Renewal Term, the provisions of this section 9.2 constitute, during the Term, any exercised Renewal Term, and thereafter, reasonable protection of the legitimate business interests of WPHLI, its affiliates and its other licensees.

9.3	Change in Marks. If, during the Term, WPHLI in its discretion deems it advisable to modify or discontinue use of any Mark or to adopt and use any additional or substitute marks, then it will give written notice thereof to the Owner. The Owner shall thereafter promptly comply with all such changes at the Owner’s expense, except as otherwise expressly provided herein. All provisions of this agreement and the Constitution and Bylaws applicable to Marks shall apply to any additional, substituted or modified Marks hereafter adopted by WPHLI or its affiliates and authorized for use by the Owner by such notice.

10.	APPROVAL AND ASSIGNMENT OF PROPERTY RIGHTS.

10.1	Approval of Symbols. The Owner agrees to operate the Owner’s Team only under the team name set out in Schedule B (the “Team Name”) or such other name as may be approved in advance in writing by WPHLI, which may withhold its approval arbitrarily. The Owner further agrees to seek and obtain written approval of WPHLI to any proposed logos, designs, insignias, emblems or symbols (which, together with the Team Name are referred to as the “Symbols”) prior to any commercial production or public distribution thereof.

10.2	Assignment of Property Rights to Symbols. The Owner will not grant any ownership right in or allow any lien, security interest or other encumbrance to be placed against any part or parts of the Symbols without the prior written consent of WPHLI, which consent may be withheld arbitrarily. Upon written request of and at the option of WPHLI, the Owner will exclusively license at no cost to the WPHLI, all or any part or parts of the Owner’s right, title and interest in and to the Symbols and any other intellectual property relating to the Owner’s Team to WPHLI or to a company (the “Licensing Company”) which WPHLI may incorporate for the principal purpose of holding and managing intellectual property of League teams and WPHL System licensees. The owner agrees to enter into a written licensing agreement with the WPHLI or the Licensing Company (as the case may be) which will provide for equitable distribution of the profits (or losses) resulting from any merchandising programs that the WPHLI or the Licensing Company (as the case may be) may develop.

11.	PARTICIPATION IN LEAGUE MANAGEMENT.

11.1	Board of Governors. WPHLI will appoint a Board of Governors to govern the League, (the “Board of Governors.”) The Board of Governors will be chaired by the League Commissioner (who will be an employee of WPHLI and who, in the case of a tie in any vote of the members of the Board of Governors, will have AN additional deciding vote). During the Term and any validly exercised renewal thereof, the Owner will be entitled to appoint one member to the Board of Governors (who may in writing appoint a substitute), who shall attend and participate in all meetings of the Board of Governors at the cost of the Owner. In no way will any decisions of the Board of Governors modify, in whole or in part, any section of the License Agreement, Guarantee and Subordination Agreement and Conditional Assignment of Lease, between the WPHLI and the owners.

11.2	Powers of the Board of Governors. The Board of Governors will represent the owners of League teams, and will be responsible for the continuing administration of the following affairs of the League:

(a)	Development of a schedule for exhibition, regular season and playoff games;

(b)	Development and enforcement of rules for the conduct and administration of all games, including prosecution of disciplinary offences;

(c)	Development of playoff competitions and the funding by all Owners of playoff prize pools;

(d)	Making suggestions to WPHLI for revisions to or replacement of the standard player’s contract;

(e)	Making suggestions to WPHLI regarding administration of the Advertising Fund; and

(f)	Making suggestions to WPHLI on the marketing and operation of the League and the WPHL System.

The Board of Governors will be required to exercise its powers and discretions in full compliance with the Constitution and Bylaws established by WPHLI and revised by WPHLI in its sole discretion from time to time, as well as in full compliance with all other agreements (for example, this license agreement) to which League team owners are bound.

12.	FURTHER COVENANTS OF OWNER.

12.1	Use of Standard Players’ Contracts. The Owner recognizes the importance to the League, WPHLI and other licensees of the WPHL system of ensuring a consistency of operating costs of League teams. In furtherance thereof, the Owner agrees that, to the extent permissible under state law, all contracts between the Owner and each Owner’s Team player will be in such form as may be prescribed by WPHLI from time to time (the “Players’ Contract”). The Owner further acknowledges and agrees that the Players’ Contract will contain a salary cap (the “Salary Cap.”)

12.2	Taxes and Rents. The Owner agrees to pay in a timely manner all local, state and federal sales, business and property taxes and all other taxes, rates, levies and fees levied or assessed against the Owner by the Arena License and any competent public or private authority.

12.3	Compliance with Laws and Operating Procedures. The Owner will operate the Owner’s Team at the Home Arena in strict compliance with all applicable laws, regulations, ordinances and by-laws of competent public and private authorities and in strict compliance with the procedures, policies, systems, rules and regulations established from time to time by WPHLI in its sole discretion and incorporated in the Constitution and Bylaws or as otherwise notified in writing by WPHLI to the Owner. The Constitution and Bylaws and such standard procedures, policies, systems, rules and regulations may be revised in writing by WPHLI from time to time as WPHLI sees fit. Compliance by the Owner shall include attendance at meetings called by WPHLI with reasonable written notice.

12.4	Financial and Business Planning. In each year of the Term and any exercised Renewal Term, the Owner will prepare and submit to WPHLI at least 90 days prior to the League’s next opening day (being the date on which the first regular season League game is held), a draft financial and business plan for the Owner’s Team and its operations for the following year. Within 30 days of submission of each draft plan, WPHLI will approve the plan either as submitted by the Owner or with such revisions as may be agreed upon by WPHLI and the Owner, each acting reasonably. The Owner will abide by the approved plan throughout the year for which it has been prepared.

12.5	Inspection of Home Arena by WPHLI. The Owner authorizes WPHLI and any of its representatives to enter the Home Arena at any reasonable time and from time to time and without undue disturbance of the Owner’s business operations to inspect the Home Arena, as well as the fixtures, furnishings, machinery, equipment and inventory therein, to confer with players, other employees and agents of the Owner, to examine and inspect operations of the Owner’s Team and in all respects to determine compliance with this agreement (including compliance with the Constitution and Bylaws).

12.6	Confidential Information. The Owner acknowledges that the materials, information, techniques, procedures, methods, systems and format now and hereafter comprised in the WPHL System and revealed within or pursuant to this agreement and the Constitution and Bylaws are revealed by the WPHLI to the Owner in strictest confidence. The Owner covenants to keep and respect the confidence so reposed. In particular, the Owner shall neither use and shall not permit any of its employees to use for any purpose inconsistent with this agreement nor reveal to anyone, both while this agreement is in force and for an unlimited time thereafter, any confidential information which the Owner has acquired through or as a result of its relationship with WPHLI hereunder including, without limitation, any contents of this agreement and the Constitution and Bylaws unless such information becomes public knowledge through no fault of the Owner. Upon request by WPHLI, the Owner will cause employees of the Owner to sign a complimentary form of confidentiality covenant prepared by WPHLI.

12.7	Full Time and Best Efforts. The Owner shall devote the Owner’s full time and best efforts to operation of the Owner’s Team in accordance with this agreement and the Constitution and Bylaws. The Owner shall not engage in any other business activity whatsoever without the prior written consent of WPHLI, which shall not be withheld unreasonably.

12.8	No Solicitation of Employees. The Owner shall neither directly or indirectly employ nor solicit employment of any employee of WPHLI, any of its affiliates or another licensee of WPHLI without the prior written consent of WPHLI, which consent may be given or withheld arbitrarily.

12.9	Use of Photographs and Other Media. The Owner agrees that for purposes of advertising and public relations related to the League, WPHLI may make, reproduce and publish in good taste photographs, videos and other media utilizing the Home Arena, the Owner, the employees, players and customers of the Owner, on an individual or collective basis, and the Owner will co-operate with the League in this regard.

12.10	Employee Compliance. The Owner will cause each employee of the Owner (other than those employed primarily as players) to become familiar with the Constitution and Bylaws and to comply fully with them. If any such employee fails to comply, then, upon written request of the WPHLI, the Owner will terminate the employment of the non-complying employee in compliance with relevant employment laws.

12.11	Insurance. The Owner will ensure that the following insurance coverages are placed and maintained during the entire Term and any exercised Renewal Term:

(a)	Property damage to the buildings, leasehold improvements, furniture, equipment and other assets located at the Home Arena, which the Owner will provide accurate lists of to its insurer;

(b)	Inventory located at the Home Arena;

(c)	Business interruption;

(d)	Comprehensive business liability covering bodily injury or property damage occurring at or near the Home Arena or elsewhere as a result of the operation of the Owner’s Team (including engagement in all League games), at minimum amounts of coverage recommended by WPHLI’s independent insurance advisors; and

(e)	Workers’ compensation and employer’s liability insurance in compliance with applicable workers’ compensation and occupational disease statutes, including employer’s liability, workers’ compensation for occupational disease, and employers’ liability for occupational disease. The dollar limits on such policies shall be in accordance with applicable state statutory limits.

The insurers, amounts and types of insurance shall be subject to prior written approval of WPHLI, which the Owner will seek in a timely fashion. WPHLI may from time to time require that the Owner cause such coverages to be added to or otherwise amended in accordance with recommendations of WPHLI’s independent insurance advisor. The foregoing insurance requirements, as so amended from time to time, are hereinafter called the “Coverages”.

If the Owner fails to obtain or maintain any of the Coverages, then WPHLI may do so and the Owner will reimburse WPHLI for all costs thereof, upon demand. This right of WPHLI shall not impose any responsibility upon WPHLI to obtain or maintain any of the Coverages.

WPHLI may elect, at any time, upon the recommendation of its independent insurance advisor, to require the Owner, either individually or as part of a group of licensees, to place the Coverages (or any them) through WPHLI, in which case the Owner will pay its proportionate share (with other licensees of the WPHL System) of all costs thereof, upon receiving invoice(s) therefore.

The Owner will pay its proportionate share of internal costs (as invoiced by WPHLI) which are incurred by WPHLI from time to time in connection with administration of Coverages.

All policies of insurance for the Coverages shall expressly include both the Owner and WPHLI as named insureds and shall require the insurers to defend the Owner and WPHLI, jointly and severally and without any right of subrogation against anyone, in all claims and actions to which the Coverages are applicable.

The Owner appreciates that WPHLI is not an insurance broker. Nothing done by WPHLI pursuant to this section 12.11 shall constitute an assurance that the Owner has adequate insurance for its assets, business and potential liabilities at the Home Arena and the Owner is free to place additional insurance Coverages as it sees fit, with or without the advice of its own insurance broker.

12.12	Attendance at Owners’ Meetings. The Owner will ensure that the Owner is represented by its authorized representative at each and every meeting of WPHLI licensees, which may be called at the discretion of the Board of Governors or WPHLI from time to time.

12.13	Ticket Pricing. In order to ensure an acceptable level of consistency and affordability among all League teams, the Owner will ensure that ticket prices for all regular scheduled League games are not lower than the minimum or higher than the maximum ticket prices established by WPHLI, as may be altered by it from time to time by written notice to the Licensee and other licensees of the WPHL System.

12.14	Purchase of Supplies. At the direction of WPHLI, the Owner will participate with other League team owners in a purchasing syndicate for the purpose of identifying suppliers who will offer supplies to League teams at economical prices (the “Supplier Pool”). If a particular supply is available through the Supplier Pool, then the Owner agrees that it, on behalf of its Owner’s Team, will only purchase that supply through the Supplier Pool or from an alternate supplier previously approved in writing by WPHLI, acting reasonably. Notwithstanding the foregoing, the Owner acknowledges and agrees that it will be reasonable for WPHLI to refuse to approve an alternate supplier if in its opinion such approval could adversely affect the pricing or availability of any product through the Supplier Pool.

The Owner acknowledges and agrees that WPHLI (either alone or in conjunction with other WPHLI licensees) may charge fees to suppliers for the right to participate in the Supplier Pool, and may receive for its own account refunds, rebates and similar incentives from suppliers.

12.15	Performance Account. As continuing security for satisfaction of all obligations of the Owner and the Team to WPHLI, the Owner will establish a performance account at a chartered bank acceptable to WPHLI and will at all times during the Term and any exercised Renewal Term maintain therein a minimum cash balance of $100,000 (the “Performance Account”). The written terms of operation of the Performance Account will provide that WPHLI will have the ability to make withdrawals from the Performance Account from time to time (with the deemed consent of the Owner) in the event that the Owner or the Owner’s Team is indebted to WPHLI or if WPHLI wishes to pay any debt to a third party which the Owner has failed to pay. With the prior written consent of WPHLI, not to be withheld unreasonably, the Owner may post a readily accessible security instrument in lieu of maintaining the Performance Account. Initial verification of Performance Account will be attached as Schedule D. Additionally, at the

WPHL’s discretion, in lieu of a personal financial guarantee you may be required to place a $250,000 irrevocable non-expiring (auto-renewal) letter of credit.

13.	FURTHER OBLIGATIONS OF WPHLI.

13.1	Development Assistance. Without assuming any liability, WPHLI will provide the following assistance and advice to the Owner prior to the Season Opening Day:

(a)	Advisory assistance in negotiating the Arena License and other business arrangements necessarily incidental to the operation of the Owner’s Team, including the recruitment of player and non-player personnel;

(b)	Advisory assistance with any necessary renovations of the Home Arena, and the acquisition and installation of any necessary equipment; and

(c)	Advisory assistance with obtaining financing for the development and ongoing operation of the Owner’s Team.

13.2	Training. WPHLI shall furnish to the “Chief Operating Officer” and up to 3 other managerial nominees of the Owner proposed to be employed by the Owner in connection with operation of the Owner’s Team, initial training of up to 3 days in duration in respect of management and operation of the Owner’s Team. The cost of such initial training is included in the Initial Fee payable under Article 2. Additional nominees will be accommodated for such initial training or for subsequent equivalent training at the Owner’s request and cost. All training shall be given at a location designated by WPHLI, in its sole discretion. WPHLI will not provide wages or employee benefits to trainees during the training period. All expenses incurred by the trainees in connection with and during such training, including without limitation transportation costs, living expenses, wages and other employment benefits, shall be at the sole expense of the Owner. Each of the initial 4 trainees shall complete training to the satisfaction of WPHLI prior to the Season Opening Day, unless waived in writing by WPHLI in its sole discretion in any particular case.

13.3	Promotional Assistance. WPHLI shall furnish the Owner with promotional assistance at the time when the Home Arena opens for the first game by the Owner’s Team. The WPHLI will be available on a reasonable basis to provide ongoing promotional assistance to the Owner.

13.4	Other Services. WPHLI shall furnish to the Owner:

(a)	The Constitution and Bylaws and revisions thereof made by WPHLI from time to time;

(b)	Forms for reporting of Revenue and consultation regarding basic bookkeeping and reporting;

(a)	Additional training materials developed by WPHLI from time to time;

(d)	Advertising and promotional materials and other sales aids developed by WPHLI from time to time;

(e)	Regular communications to keep the Owner up to date with respect to important developments in the WPHL System;

(f)	Periodic visits to the Home Arena by an employee or other representative of WPHLI for the purposes of consultation, assistance and guidance of the Owner in operation and management of the Home Arena. WPHLI’s employees or representatives who attend at the Home Arena may prepare, for the benefit of both WPHLI and the Owner, written reports in respect of such visits outlining any defaults in such operations which become evident as a result of a visit and suggesting changes or improvements in operation of the Home Arena and a copy of each report shall be provided to both WPHLI and the Owner;

(g)	Additional training programs and refresher courses offered from time to time by WPHLI at locations chosen by WPHLI which the Owner and certain of its senior management personnel shall be required to attend at the Owner’s own expense in respect of travel, living and other expenses incurred by the Owner in connection therewith; and

(h)	An accounting system (and periodic updates thereto) which the Owner will use to satisfy its financial reporting requirements under this agreement.

Any portion or portions of the documentation referred to in any subsection of this section 13.4 may be revised, added to and replaced by WPHLI from time to time in its sole discretion.

13.5	Continuing Availability. WPHLI shall make one of its representatives at its head office available to the Owner during WPHLI’s normal business hours, for consultation and guidance with respect to operation or management of the Owner’s Team. Consultation and guidance will normally be given by telephone.

13.6	Consistency of Standards. WPHLI will exercise reasonable efforts to maintain uniformly high standards of operation, reputation and image among League teams.

13.7	Protection of Marks. WPHLI represents to the Owner that it controls licensed use of the Marks. If any third party makes any claim by demand, suit or otherwise against the Owner related to the Owner’s authorized use of any of the Marks, then the Owner will promptly notify WPHLI of this in writing. Thereafter, WPHLI may defend such claim, demand or suit, in which case and WPHLI will pay all costs and expenses of defending any such claim, demand or suit and all reasonable direct expenses incurred by the Owner to modify or discontinue use of any Mark or to adopt and use any substitute mark due to the litigated or negotiated result of such claim, demand or suit, provided that any such third party action does not arise out of or through the fault of the Owner, and WPHLI’s liability to the Owner in connection therewith shall be limited to that provided in this section 13.7.

13.8	Protected Territory. WPHLI covenants that during the Term (and any renewal thereof) it will not grant any other license to use the WPHL System or to operate a League team based at any home arena situated within a radius of 25 miles from the Home Arena (the “Protected Territory”), except with the prior written consent of the Owner, which may be withheld at the Owner’s sole discretion. WPHLI reserves the right to grant further licenses to use the WPHL System and Marks in all places outside the Protected Territory.

13.9	Fee Sharing. WPHLI may, at its sole discretion, share initial fees “(expansion fees)” up to $500,000 paid to WPHLI by new licensees of the WPHL system. A then-current licensee, for this purpose, is defined as a licensee whose team has completed at least one full season, playing a minimum of sixty-four (64) WPHL games. Teams not playing at least one full season will not, at any time, be eligible to share in expansion fees. Fee sharing monies would be credited against current amounts owed or future amounts owed to the WPHL. No cash would be disbursed at any time.

14.	REMEDIES UPON DEFAULT BY THE OWNER.

14.1	Definition of “Material Default”. For the purposes of this agreement, the phrase “Material Default” shall mean any one of the following (some of which require notice and permit time to cure and others which require neither):

(a)	Failure to pay any sum due to WPHLI (including without limitation, any portion of Assessment Fees or Advertising Fees due for any Period), any affiliate or other nominee of WPHLI or other supplier of any item of equipment, food, beverage or otherwise to the Owner’s Team pursuant to any agreement or arrangement between the Owner and WPHLI (or any of its affiliates) or any supplier designated or approved by WPHLI for a period of 10 days after written notice of such default has been delivered by WPHLI to the Owner;

(b)	Failure to comply with any other obligation of the Owner contained in this agreement or any other agreement between the Owner and WPHLI or any affiliate or nominee of WPHLI for a period of 15 days after written notice of such default has been delivered by WPHLI to the Owner; provided, however, that if the nature of such default is such that it cannot be cured within a 15 day period, and the Owner takes reasonable action to cure such default immediately upon receiving such notice and diligently continues to do so, then the Owner shall have such additional period of time as is reasonably necessary to cure such default;

(c)	An Audit Deficiency being found and remaining uncured for more than ten (10) days after notice is given to the owner;

(d)	Failure to comply with any of the Owner’s obligations under the Arena License, (or doing or omitting to do anything else) which gives anyone the right to terminate the Arena License;

(e)	Failure to participate in any regularly scheduled League game (which for the purposes of this subparagraph shall include preseason and playoff games), except with the prior written consent of WPHLI and the owner of any League team scheduled to play in such game, unless the Home Arena was closed and remains closed for reasons not related to a breach of this agreement or the Arena License by the Owner including force majeure, strike, fire, natural disaster, unavoidable casualty or any other cause beyond the Owner’s control and not caused or continued, directly or indirectly, by an act or omission of the Owner;

(f)	The Owner becoming insolvent (as revealed by its books and records or otherwise) in that it is unable generally to meet all of its obligations as they become due or makes an assignment in bankruptcy or becomes subject to the any Federal or State bankruptcy or insolvency legislation including, without limitation, Chapter 7 or Chapter 11 of the United States Bankruptcy Code or if any composition, arrangement or proposal under any bankruptcy or insolvency law is entered into or filed by or against the Owner, or if a petition into bankruptcy is filed against the Owner and is not dismissed within 10 days; or if a receiver, receiver-manager, trustee in bankruptcy or similar officer is temporarily or permanently appointed to take charge of the Owner’s affairs or any of the Owner’s property; or if dissolution proceedings are commenced by or against the Owner or the Owner otherwise ceases its corporate existence (whether voluntarily or involuntarily), or if the Owner goes into liquidation, either voluntarily or under an order of a Court of competent jurisdiction, or if the Owner makes a general assignment for the benefit of creditors or otherwise acknowledges insolvency; or if the Owner sells or purports to sell or transfer or otherwise loses possession or ownership or control of all or a substantial part of the assets used in connection with the operation of the Owner’s Team; or if the Owner allows any items of personal property used by the Owner’s Team to become attached, executed against, distrained, levied upon or become subject to sequestration or extent, without obtaining the release of such attachment, execution, distress, levy, sequestration or extent within 5 days; or if the Owner allows any builder’s lien or other lien or any charge or encumbrance to attach to the Home Arena, or any lien, charge or encumbrance to attach to any personal property used in the Owner’s Team which remains unapproved by WPHLI, or unsatisfied or unsecured in full for a period of more than 10 days; or if the Owner allows any judgement to be entered against WPHLI or any of its affiliates of which the Owner has notice (actual or constructive) arising out of or relating to operation of the Owner’s Team or the Home Arena without satisfying such judgement or securing it by payment into Court within 10 days; or if the Owner or the Owner’s Team is enjoined from operating in the Home Arena and such injunction is not dismissed, stayed or set aside within 10 days;

(g)	An assignment or attempted assignment of this agreement, in whole or in part, without obtaining the prior written consent of WPHLI as required by this agreement;

(h)	The Owner contesting in any Court or other forum the validity of any of the Marks, WPHLI’s ownership of any of the Marks or WPHLI’s ownership of any part of the WPHL System;

(i)	The Owner attempting to assign, transfer or convey any part of its interest in the WPHL System, including any of the Marks, copyrights, trade secrets, systems, methods of operation or format, or if the Owner discloses or uses or permits the use of any of the foregoing in derogation of any of the rights of WPHLI, or if the Owner uses or permits the use of any of the foregoing in a manner or at a location not authorized in advance in writing by WPHLI pursuant to the terms of this agreement;

(j)	The Owner intentionally falsifying, misrepresenting or misstating to WPHLI any information contained in a financial statement, report or other document which the Owner provides to WPHLI pursuant to formation or implementation of this agreement;

(k)	The Owner engaging in misleading advertising or operating the Owner’s Team or the Home Arena in a dishonest, illegal or unethical manner, or having any necessary business licence or operating permit suspended or revoked;

(l)	The Owner failing to rectify diligently any order issued by a governmental authority concerning breach of any health, safety or other regulation or legal requirement applicable to the Owner’s Team or the Home Arena;

(m)	The Owner or any shareholder, director, officer or manager of the Owner being convicted of an indictable offence which in the reasonable opinion of WPHLI could bring the League, any of the Marks or any other part of the goodwill established thereby into disrepute; and

(n)	The Owner repudiating this agreement or failing to observe or perform any term, condition, covenant, provision or obligation contained in this agreement.

For greater certainty and notwithstanding subsection 14.1(b), the defaults identified in subsections 14.1(c) to (j) inclusive shall be deemed incurable and WPHLI shall not be required to give the Owner any notice of default with respect thereto.

14.2	Termination for Material Default. WPHLI may terminate this agreement, forthwith upon written notice to the Owner, if the Owner commits any single Material Default.

14.3	Appointment of Receiver or Receiver-Manager for Material Default. Upon a Material Default by the Owner, WPHLI may in writing appoint a receiver or receiver-manager (in either case, the “Receiver”) of the Owner’s Team and all related assets (including, without limitation, those referred to in this agreement) and may remove any Receiver so appointed and appoint a replacement. A

Receiver shall be deemed the agent of the Owner and WPHLI shall not be responsible for any misconduct or negligence on the part of the Receiver. The Receiver shall have power to:

(a)	Take possession of the assets of the Owner, including all rights of the Owner hereunder;

(b)	Sell or lease or concur in selling or leasing the undertaking, property and assets of the Owner or any part thereof; and

(c)	Make any arrangement or compromise which the Receiver shall think expedient;

And, to the extent permitted by law or to such lesser extent as may be permitted by the terms of his appointment, the Receiver shall have the power to:

(d)	Carry on or concur in carrying on the operations of the Owner’s Team;

(e)	Employ such agents, managers, solicitors, accountants, contractors, employees and other persons as the Receiver thinks proper;

(f)	Repair or renew such of the assets of the Owner as may be worn out or lost or otherwise become unserviceable; and

(g)	Raise money on the assets of the Owner and charge the same at such rate or rates of interest and on such terms as the Receiver thinks fit.

To enable the Receiver to exercise the powers granted by this section 14.3 the Owner hereby irrevocably appoints the Receiver to be the attorney of the Owner for the purpose of exercising any or all of powers set forth in this section 14.3 and executing any deed, conveyance, transfer, bill of sale or instrument necessary to effect a sale, arrangement or compromise.

The rights and powers conferred by this section 14.3 are in supplement of and not in substitution for any rights that WPHLI may from time to time have under this agreement or otherwise.

WPHLI may delegate to and vest in the Receiver any or all of the powers and discretions given to WPHLI under this agreement or otherwise.

WPHLI may from time to time fix the remuneration of the Receiver and direct the payment thereof out of the assets of the Owner.

All moneys from time to time received by the Receiver shall be paid:

(i)	In discharge of all rents, taxes, rates, insurance premiums and out-goings affecting the Owner’s Team and any related additional assets of the Owner,

(ii)	In payment of remuneration of the Receiver,

(iii)	In keeping in good standing all liens and charges on the assets of the Owner,

(iv)	In payment of all sums due and payable under this agreement,

(v)	In payment of any other amounts which the Owner is required to pay in this agreement,

And the residue of any moneys so received shall be paid to the Owner; provided that the Receiver shall not be obliged to make the payments described first and third above if in the Receiver’s opinion the overall recovery of WPHLI would be increased by not making such payments.

WPHLI in appointing or refraining from appointing a Receiver shall not be deemed to waive any Material Default by the Owner or to incur any liability to the Owner or any other person.

In any state receivership proceeding brought by WPHL in accordance with state law, the Owner will be deemed to have consented to the Receiver of WPHLI’s choice.

14.4	Other Remedies for Material Default. In the event of a Material Default of this agreement, and in addition to any other remedies specified herein, including but not limited to the remedy of termination as herein before provided, WPHLI may:

(a)	Bring such action for injunctive or other similar relief as may be necessary to compel the Owner to comply with the Owner’s obligations contained or referred to in this agreement;

(b)	Without waiving any claim for default hereunder and without prior notice to the Owner, take whatever steps WPHLI deems necessary to cure any default by the Owner hereunder for the account of and on behalf of the Owner, and the Owner hereby irrevocably appoints WPHLI as its attorney to do so, and the related expenses incurred by WPHLI shall be due and payable forthwith by the Owner upon demand and shall be deemed to be an amount owing to WPHLI hereunder; and

(c)	Without waiving any claim for default hereunder and without prior notice to the Owner, enter upon the Home Arena or any business premises of the Owner without being liable to the Owner in any way for such entry, for the purposes of securing the return of any of WPHLI’s property, performing or compelling performance of the Owner’s obligations and protecting WPHLI’s rights upon expiration or termination of this agreement.

The Owner agrees that its obligations hereunder are necessary and reasonable in order to protect WPHLI and expressly agrees that monetary damages would be inadequate to compensate WPHLI for any breach of any covenant or agreement set forth herein. Accordingly, the Owner agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to WPHLI and that, in addition to any other remedies that may be available in law, in equity or otherwise, WPHLI shall be entitled to demand injunctive relief, without bond or other security, against the threatened breach of this agreement or the continuation of any such breach, without the necessity of proving actual damages.

14.5	Damages based on Material Default. In the event of a termination of this agreement by WPHLI based on a Material Default, WPHLI shall have the right to claim and recover damages from the Owner and such damages shall include, without limitation, loss of the benefit of WPHLI’s bargain hereunder. It is acknowledged by the Owner that the benefit of WPHLI’s bargain hereunder shall include the Assessment Fees which WPHLI would have expected to receive for the unexpired balance of the Term (or Renewal Term, if it is then in force). Such Assessment Fees shall be computed on the basis that the average monthly Revenue during the previous 6 months (or if Revenue has been received for less than 6 months, the average over whatever the operating period is) are a reasonable approximation of monthly Revenue for the unexpired balance of the Term or Renewal Term.

14.6	Telephone Number(s). Rights to the telephone number or numbers which are utilized by the Owner’s Team from time to time shall be held by the Owner in trust for WPHLI and, upon a Material Default being committed by the Owner, WPHLI hereby irrevocably authorizes WPHLI to do whatever is necessary (including executing documents in the name of the Owner) to transfer all rights to such number or numbers to WPHLI or an assignee of WPHLI. Further, WPHLI will itself execute similar documents if the telephone company so requests.

14.7	Remedies Cumulative. The rights and remedies of WPHLI contained in this Article 13 and elsewhere in this agreement or in a document referred to in this agreement are cumulative and no exercise or enforcement of any right or remedy by WPHLI shall preclude its exercise or enforcement of any other right or remedy to which WPHLI is entitled by law, in equity or otherwise.

15.	OWNER OBLIGATIONS UPON EXPIRATION OR TERMINATION.

15.1	Discontinuance. Upon expiration or earlier termination of this agreement, the Owner shall cease to be a licensee of the WPHL System and shall forthwith discontinue all association with the League (including the participation in League games), the use of the Marks, Constitution and Bylaws and other materials provided by WPHLI such as advertising materials and training materials, trade secrets, systems, methods of operation, format and goodwill of the WPHL System and the Owner shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that the Owner is directly or indirectly associated, affiliated, licensed by or related to the League or the WPHL System, and the Owner shall not, directly or indirectly, use any mark, name, logo, signage, symbol, insignia, slogan, advertising, copyright, design, trade secret, process, system, method of operation or format confusingly similar to or colourably imitative of those used by the WPHL System. The Owner acknowledges the proprietary rights of WPHLI as set out in this agreement and agrees to return to WPHLI the Constitution and Bylaws, all advertising and training materials and all other confidential information relating to the WPHL System, as well as all other property of WPHLI, forthwith upon expiration or earlier termination of this agreement. Additionally, the Owner shall upon termination or expiration of this agreement, promptly remove all such signage from the Home Arena and make no further use thereof unless WPHLI elects to take an assignment of the same. The Owner hereby irrevocably authorizes WPHLI or its agents to enter upon the Home Arena or any business premises of the Owner to ensure that the Owner’s obligations on termination are met.

15.2	Liquidated Damages. Following expiration or earlier termination of this agreement, if WPHLI suffers damages because the Owner fails to discontinue forthwith its use of all Marks and all copyrights, trade secrets, systems, methods of operation, format and goodwill which are features of the WPHL System, then in addition to any other remedy provided in this agreement or available to WPHLI at law or in equity, WPHLI shall have the right to claim and recover damages from the Owner which arise directly or indirectly from such failure to discontinue.

15.3	Power of Attorney. Following expiration or earlier termination of this agreement, WPHLI may execute in the Owner’s name and on the Owner’s behalf all documents necessary or advisable in WPHLI’s judgement to terminate the Owner’s use of the Marks and WPHLI is hereby irrevocably appointed as the Owner’s attorney to do so.

15.4	Right of WPHLI to Repurchase. In the event of the termination of this agreement, WPHLI shall have the option, exercisable by written notice to the Owner, to purchase from the Owner free and clear of any lien, charge, encumbrance or security interest not previously approved by WPHLI, all or any portion of the Owner’s inventory and supplies used in connection with the Owner’s Team or in connection with the Home Arena at a price equal to 50% of the Owner’s originally invoiced cost thereof. WPHLI shall also have the option, exercisable by written notice to the Owner, to purchase from the Owner free and clear of any lien, charge, encumbrance or security interest not previously approved by WPHLI, all or any portion of the Owner’s leasehold improvements, machinery, equipment, fixtures, furniture, signage and other assets utilized at the Home Arena. The price of the assets which WPHLI elects to acquire shall be their book value, as at the date when notice is given, assuming straight-line depreciation and a depreciation period of no more than five years. Payment of the purchase price shall be net of all amounts owing in respect of any financing charges and shall be made in 24 equal consecutive monthly installments commencing on the date of transfer of such assets to WPHLI. WPHLI shall also have the option, exercisable by written notice to the Owner, to assume all of the Owner’s rights to its telephone number and to all leases related to the Owner’s Team including, without limitation, all signage leases.

16.	RENEWAL.

If the Owner is in full compliance with this agreement and has not committed any Material Default at any time (other than any Material Defaults which have been waived in writing by WPHLI), then the Owner shall have the right to enter into a new license agreement with WPHLI for a further term of 10 years (the “Renewal Term”), commencing immediately after expiration of the Term, upon the following terms and conditions:

(a)	The Owner must give written notice of exercise of this right of renewal to WPHLI not more than 12 months nor less than 9 months prior to expiry of the Term;

(b)	The Owner shall, at least 90 days prior to expiry of the Term, execute WPHLI’s then current form of license agreement which shall include WPHLI’s then current rates and then current definitions related to its continuing assessment fee and advertising fee and shall concurrently pay to WPHLI the lesser of the Initial Fee paid hereunder or 25% of WPHLI’s then current initial fee charged to new licensees.

(c)	The Owner shall carry out WPHLI’s recommended repairs and improvements to the Home Arena in accordance with plans and specifications which WPHLI provides or approves. Such repairs and improvements shall be completed at the sole expense of the Owner prior to commencement of the Renewal Term.

The Owner’s right to renew is also subject to the Owner being able to remain in possession of the Home Arena under the Arena License (or any renewal or replacement of the Arena License) for the duration of the Renewal Term on terms satisfactory to both the Owner and WPHLI. If such terms cannot be obtained, then WPHLI and the Owner will each use their reasonable best efforts to relocate the Home Arena within the Protected Area, at the expense of the Owner.

17.	ASSIGNMENT OR TRANSFER.

17.1	Assignment or Transfer by the Owner. The Owner shall not assign or transfer, in whole or in part, the Owner’s interest in this agreement or the Owner’s Team except upon the terms and conditions provided in this Article 17. Any such assignment or transfer shall require the prior written consent of WPHLI, which WPHLI may withhold in its sole discretion. WPHLI may refuse to consider consenting to an assignment or transfer if any Material Default is in existence. By way of illustration and not limitation, WPHLI may withhold its consent if the proposed assignee or transferee does not meet WPHLI’s then current requirements for its new licensees, is not in WPHLI’s opinion financially and operationally capable of performing the then current obligations of WPHL System licensees, or has had previous business problems which, in the judgement of WPHLI, suggest that the proposed assignee or transferee may not be a suitable licensee of the WPHL System. WPHLI’s consent to any assignment or transfer shall not constitute a waiver of any claim, demand, action or cause of action which it may have against the Owner, and shall not constitute a release of any third party guarantee or covenant for performance of this agreement by the Owner.

17.2	No Encumbrance of License. Notwithstanding any other provision of this agreement, the Owner shall not grant, issue or allow any lien, execution or security interest whatsoever over any of the Owner’s machinery, equipment, fixtures, furnishings, leasehold improvements and supplies or Arena License and shall not pledge, encumber, hypothecate or otherwise give any third party a security interest in this agreement in any manner whatsoever without the prior written consent of WPHLI, which consent may be arbitrarily withheld by WPHLI. WPHLI shall not, however, unreasonably withhold its consent to the Owner granting such a security interest to a financial institution as security for moneys to be advanced to the Owner for use exclusively in connection with the operation of the Owner’s Team.

17.3	Assignment or Transfer Fee. As a condition of WPHLI granting its consent to any assignment, the Owner shall pay to WPHLI an assignment fee equal to 25% of WPHLI’s then current initial fee charged to new licensees.

17.4	Conditions of Consent. Any consent given to the Owner to assign, transfer, sell or otherwise alienate the Owner’s interest in this agreement and the Owner’s Team shall be subject to the following conditions:

(a)	The Owner shall submit all proposed advertisements for the sale of the Owner’s Team to WPHLI for prior written approval.

(b)	The Owner and assignee or transferee shall execute WPHLI’s then current form of assignment of license agreement or, at the election of WPHLI, the assignee or transferee shall execute and deliver to WPHLI WPHLI’s then current form of license agreement for a term equal to the remainder of the Term or exercised Renewal Term (and any unexercised Renewal Term), except that no new initial fee will be payable by the assignee. Additionally, all legal and beneficial shareholders, partners, members, directors and officers of the assignee or transferee shall execute and deliver to WPHLI WPHLI’s then current form of guarantee of all obligations which the assignee or transferee will have to WPHLI.

(c)	The Owner shall return the Constitution and Bylaws and all other manuals and materials provided by WPHLI to WPHLI, for re-issuance to the assignee.

(d)	The Owner shall provide evidence sufficient to WPHLI, acting reasonably, that the assignee or transferee has either taken an assignment or deemed assignment of the Arena License or that the Arena License has been terminated and the proposed assignee or transferee has entered into a new Arena License of the Home Arena, for a term at least equal to the remainder of the Term (with an option to renew for a renewal term equal to the Renewal Term) or exercised Renewal Term, as the case may be, and further, the assignee or transferee, WPHLI and the Landlord of the Home Arena shall execute a Conditional Assignment of Arena License in the form attached hereto as Schedule C (or, at the election of WPHLI, WPHLI’s then current form thereof).

(e)	The Owner executes a release of the type described in section 17.6. (Notwithstanding an assignment or transfer, the Owner shall not be released by WPHLI).

(a)	All obligations of the Owner under this agreement and under all documents relating hereto and any or all other agreements then in effect between WPHLI or its nominee and the Owner are in good standing and that the assignee or transferee (including, at the election of WPHLI, all legal and beneficial shareholders of a corporate assignee or transferee) and the management personnel proposed to be employed by the assignee or transferee complete to WPHLI’s satisfaction the basic training requirements set out herein.

17.5	Transfer of Shares of Corporate Owner, Etc. If the Owner or an assignee of the Owner is a corporation, partnership, joint venture or other entity, then any change in voting control or beneficial ownership of such entity shall constitute an assignment or transfer for the purposes of this Article 17.

17.6	Owner Release of Claims. It shall be a condition of WPHLI’s consent to any assignment that the Owner deliver to WPHLI a complete release of all claims against WPHLI, its directors, officers, shareholders, affiliates, employees, subcontractors, agents and representatives in respect of all obligations arising under or pursuant to this agreement in a form provided by WPHLI.

17.7	Assignment by WPHLI. This agreement may be assigned in whole or in part by WPHLI and, if WPHLI makes a full assignment to a third party and the third party agrees in writing to assume all of the obligations and liabilities of WPHLI hereunder, then WPHLI shall automatically be released from all obligations and liabilities hereunder. A partial assignment by WPHLI may include an assignment of the Assessment Fees payable by the Owner.

18.	NON-COMPETITION.

Except as expressly permitted by this agreement or by any other written agreement between WPHLI and the Owner, during the currency of this agreement and for a period of 3 years after its expiration (at the end of the Term or exercised Renewal Term) or earlier termination of this agreement, the Owner shall not:

(a)	Directly or indirectly,

(b)	In any capacity whatsoever,

(c)	Either alone or in any relationship with any other person, firm, corporation or other business organization,

(d)	As an employee, consultant, principal, agent, member, partner, shareholder, director, officer, guarantor, indemnitor, creditor, supplier, landlord or sublandlord,

(e)	Within the Protected Area; or

(f)	Within a radius of 25 miles from the home arena of each other League team which is in existence at the date of expiration or earlier termination of this agreement, compete with the League or the WPHL System or (i) carry on, engage or be financially concerned or interested in, or (ii) advise, supervise, manage, supply, loan money to or guarantee or indemnify the duties or obligations of any other person, firm, corporation or other entity engaged in or concerned with or interested in any professional hockey team. This Article 18 shall survive the expiration or sooner termination of this agreement and any assignment, transfer or sale hereunder, and shall also continue to apply to the Owner in the case of any assignment of this agreement or any sale of the Owner’s Team. The Owner acknowledges that by reason of the unique nature and considerable value of the Marks and the business reputation associated with the League, WPHLI and the WPHL System, including methods of operating, format and related proprietary rights and by reason of the Owner’s knowledge of and association and experience with the WPHL System, the provisions of this Article 18 are reasonable and commensurate for the protection of the legitimate business interests of the League, WPHLI, its affiliates and licensees. This article 18 is independent from the rest of this agreement and the Owner waives any claim or cause of action relating to the rest of this agreement from constituting a defence to enforcement of this article 18 by the Owner.

If any time period, geographic area or other provision of this article 18 is deemed invalid or unenforceable, a modification shall be deemed to be made to article 18 without further agreement, to whatever extent is necessary to render such provision valid and enforceable.

19.	MISCELLANEOUS.

19.1	Indemnity by the Owner. The Owner will defend, indemnify and save harmless WPHLI and its affiliates from and against all claims, demands, actions, causes of action, losses, damages, costs, charges, liabilities and expenses (including, without limitation, legal expenses as billed) of whatever kind or character, incurred as a result of any violation of this agreement by the Owner or any act or omission on the part of the Owner or anyone for whom the Owner is responsible in law, or on account of any actual or alleged loss, injury or damage to any person, firm, corporation or other entity or to property of any kind in any way arising out of or connected with the Owner’s Team or the Home Arena.

19.2	Interest on Overdue Amounts. All payments of whatever kind required to be made by the Owner to WPHLI hereunder shall bear simple interest from and after their respective due dates until paid in full at the rate of 18% per annum.

19.3	Parties are Independent Contractors. The parties intend by this agreement to establish the relationship of licensor and licensee, each as an independent contractor, and it is not the intention of either party to establish a fiduciary relationship, to undertake a joint venture, to make the Owner in any sense an agent, employee, affiliate, associate or partner of WPHLI or to confer on the Owner any authority to act in the name of or on behalf of WPHLI.

19.4	Conformity with Laws. If any statute, law, by-law, ordinance or regulation promulgated by any competent authority with jurisdiction over any part of this agreement or the Owner’s Team or any court order pertaining to this agreement requires a longer or different notice period than that specified herein, the notice period herein shall automatically be deemed to be amended so as to conform with the minimum requirements of such statute, law, by-law, ordinance, regulation or court order.

19.5	Waiver. WPHLI reserves the right, from time to time, to waive observance or performance of the whole or any part of an obligation imposed on the Owner by this agreement. No waiver of any default of any term, proviso, covenant or condition of this agreement by WPHLI shall constitute a waiver by WPHLI of any prior, concurrent or subsequent default of the same or any other term, proviso, covenant or condition hereof.

19.6	Entire Agreement. This agreement and the other documents referred to herein or contemplated hereby set forth the entire agreement between WPHLI and Owner and contain all of the representations, warranties, terms, conditions, provisos, covenants, undertakings and undertakings agreed upon by them with reference to the subject matter hereof. All other representations, warranties, terms, conditions, provisos, covenants, understandings, undertakings and agreements, whether oral or written, are waived and are superseded by this agreement.

19.7	Amendments. This agreement can be amended or added to only by a writing executed by both WPHLI and the Owner.

19.8	Further Assurances. WPHLI and Owner will each acknowledge, execute and deliver all such further documents, instruments or assurances and will each perform such further acts or deeds as may be necessary or advisable from time to time to give full effect to this agreement.

19.9	Severability. If any article, section or subsection of this agreement or any portion thereof is determined to be indefinite, invalid, illegal or otherwise void, voidable or unenforceable, then it shall automatically be severed from this agreement and the balance of this agreement shall continue in full force and effect.

19.10	Proper Law. This agreement shall be deemed to have been made in the State of Arizona and shall be construed and interpreted according to the laws of Arizona and the Federal laws of the United States of America in force therein, which the parties hereby choose to be the proper law of this agreement.

19.11	Courts with Jurisdiction. The Courts of the State of Arizona shall have exclusive jurisdiction to hear all matters relating to this agreement.

19.12	Survival of Covenants. The terms, provisions, covenants, conditions and obligations contained in or imposed by this agreement which, by their terms, require performance by the Owner after the expiration or other termination of this agreement, shall be and remain enforceable thereafter.

19.13	Interpretation.

(a)	The article, section and subsection headings contained in this agreement are for convenience of reference only and shall not for any purpose be deemed a part of this agreement.

(b)	The words “League”, “affiliate”, “nominee” and “Owner” used in this agreement shall be applicable to one or more persons, firms, corporations or other entities and the singular number shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa.

(c)	The word “affiliate” as used herein means a corporation that is affiliated with another corporation because one of them is the subsidiary of the other, or both are subsidiaries of the same corporation, or each of them is controlled by the same person, firm or corporation.

(d)	All monetary amounts are expressed in currency of the United States of America.

19.14	Enurement. This agreement enures to the benefit of and is binding upon WPHLI and Owner and their respective heirs, executors, administrators, legal personal representatives, permitted successors and permitted assigns.

19.15	Joint and Several Liability. If the Owner is comprised of two or more persons, firms or corporations, then their liability under this agreement shall be joint and several.

19.16	No Set-Off. The Owner will not, by way of set-off or otherwise, whether on the grounds of the alleged non-performance by WPHLI of any of WPHLI’s obligations hereunder, or otherwise, withhold payment of any amount due to WPHLI or any of its affiliates, whether on account of goods or services purchased by the Owner, Assessment Fees, Advertising Fees or otherwise.

19.17	Consent to Conduct Investigations. The Owner irrevocably consents to WPHLI making such investigations and enquiries as WPHLI in its judgement considers appropriate at any time during the Term or exercised Renewal Term relating to the Owner’s credit standing, character, reputation and qualifications to be or continue as a licensee of the WPHL System.

19.18	Exercise of Discretion by WPHL. Wherever in this agreement WPHLI is given a discretion by the use of the nouns “discretion” or “consent”, the verb “may” or similar permissive wording, WPHLI shall have an absolute and unfettered discretion, unless expressly provided to the contrary.

19.19	Powers of Attorney. In accordance with the power of attorney legislation applicable hereto, the Owner declares that each and every power of attorney granted in this agreement is coupled with an interest, shall continue unrevoked and may be exercised during any subsequent legal or other incapacity on the Owner’s part. The Owner, whenever necessary, agrees to ratify and confirm in writing that all actions taken by or on behalf of WPHLI in pursuance of thereof are valid and effectual.

19.20	Acknowledgement. The Owner acknowledges that the success of the Owner’s Team is dependent upon the personal efforts of the Owner. The Owner acknowledges that neither WPHLI nor anyone else has guaranteed or warranted to the Owner that the Owner will meet any performance or income projections, and the Owner has not relied upon any guarantee, warranty or projection by anyone, whether express, implied, purported or alleged, in entering into this agreement.

19.21	Time of Essence. Time shall be of the essence for all purposes of this agreement.

19.22	Notices. Any notice required or permitted to be given by this agreement shall be in writing and shall be deemed to have been duly given if delivered by hand sent by confirmed facsimile (with concurrent mailing of the original thereof) or mailed by certified or registered mail, postage prepaid, addressed to WPHLI and to the Owner at their respective addresses set out on page 1 hereof or to such other address as the respective parties may give notice of in the same manner. Any such notice shall be deemed to have been given and received, if delivered when delivered, or, when sent if sent by confirmed facsimile (and mailing of the original thereof) if mailed, on the third business day following the mailing thereof; provided, however, that no notice which is mailed shall be deemed to be received if between the time of mailing and the third business day thereafter there is any labour dispute, strike or lockout affecting mail in the geographic areas in which the notice is mailed or intended to be received.

19.23	Submission of Agreement. The submission of this agreement to the Owner does not constitute an offer by WPHLI. This agreement shall only become effective when it has been executed by both WPHLI and the Owner.

IN WITNESS WHEREOF WPHLI and the Owner have executed this agreement on the date or dates set forth below, but with effect from the Effective Date shown in Schedule B.

WESTERN PROFESSIONAL HOCKEY LEAGUE, INC.

dba / CENTRAL HOCKEY LEAGUE

By:

Dated:                                                              , 200

ACKNOWLEDGEMENT AND EXECUTION BY OWNER

THE OWNER ACKNOWLEDGES THAT, PRIOR TO THE DATE OF EXECUTING THIS AGREEMENT, THE OWNER HAS RECEIVED, READ AND UNDERSTOOD A COMPLETE COPY OF THIS AGREEMENT (WITH ALL BLANKS COMPLETED) IN CONSULTATION WITH PROFESSIONAL ADVISORS OF THE OWNER’S OWN CHOOSING AND, ACCORDINGLY, THAT THE OWNER IS AWARE OF ALL PROVISIONS OF THIS AGREEMENT. THE OWNER APPRECIATES THE BUSINESS RISKS INVOLVED IN ENTERING INTO THIS AGREEMENT AND ESTABLISHING AND OPERATING THE OWNER’S TEAM CONTEMPLATED HEREBY.

(YOUR NAME HERE)

By:

Dated:                                                          , 200

SCHEDULE A

THIS IS SCHEDULE A TO A LICENSE AGREEMENT

MADE EFFECTIVE (DATE)

BETWEEN WESTERN PROFESSIONAL HOCKEY LEAGUE, INC. and

(YOUR NAME HERE)

Marks (U.S.A.)	Serial Numbers	Registration Numbers

“Western Professional Hockey League”	74/695,035	2,051,473

“WPHL” and Design	74/687,406	2,051,442

SCHEDULE B

THIS IS SCHEDULE B TO A LICENSE AGREEMENT

MADE EFFECTIVE (DATE)

BETWEEN WESTERN PROFESSIONAL HOCKEY LEAGUE, INC.

dba / CENTRAL HOCKEY LEAGUE and

(YOUR NAME HERE)

HOME CITY (Subsection 1.1(a)): (CITY, STATE HERE)

TEAM NAME (Subsection 1.1(a)):

HOME ARENA (Subsection 1.1(a)): (YOUR NAME)

EFFECTIVE DATE (Section 1.3): (DATE)

SEASON OPENING DAY (Section 1.4): October 200

TERM EXPIRY DATE (Section 1.5): Upon conclusion of the              season.

INITIAL FEE (Article 2, check one): Initial Franchise Fee $1,000,000.00

MINIMUM SEASON TICKETS SALES (Section 3.2 “First Condition Precedent”): 1000

MANAGEMENT PERSONNEL (Section 8.1):

45